UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2006 (December 6, 2006)

Dividend Capital Total Realty Trust Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	333-125338	30-0309068
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

518 Seventeenth Street, 17th Floor, Denver, CO		80202
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Acquisition or Disposition of Assets

From December 6, 2006 through December 11, 2006, a joint venture between a wholly-owned subsidiary of Dividend Capital Total Realty Trust Inc. (the “Company”) and DCT Industrial Trust, Inc. (“DCT Industrial Trust”), formerly known as Dividend Capital Trust, Inc., acquired a fee interest in four industrial properties (the “Second Traunch Assets”) pursuant to a joint venture agreement entered into on September 1, 2006 (“the Joint Venture”) between the Company and DCT Industrial Trust.  The Second Traunch Assets consisted of the following four properties: 1) Old Silver Spring Industrial Property (“Old Silver Spring”), an industrial property located in the Central Pennsylvania market, 2) Marine Drive Industrial Property (“Marine Drive”), an industrial property located in the Charlotte, North Carolina market, 3) Hanson Way Distribution Center (“Hanson Way”), an industrial property located in the Sacramento, California market, and 4) Pencader Industrial Property (“Pencader”), an industrial property located in the Philadelphia, Pennsylvania market. The total acquisition cost of the Second Traunch Assets was approximately $58.1 million (consisting of an approximate $57.8 million purchase price plus additional due diligence and other closing costs) and was paid for through a combination of (i) an equity contribution from the Company to the Joint Venture using proceeds from the Company’s public equity offering and (ii) an equity contribution from DCT Industrial Trust to the Joint Venture. The four properties of the Second Traunch Assets comprise a total of approximately 1.1 million net rentable square feet and are currently 100% leased to a total of seven tenants.

Pursuant to an advisory agreement between the Company and Dividend Capital Total Advisors LLC (the “Advisor”), upon closing, the Company paid to the Advisor an acquisition fee in the amount of approximately $1.0 million (equal to 2% of the Company’s equity interest in the approximate $57.8 million purchase price). This amount is not included in the approximate $58.1 million in total acquisition cost of the Second Traunch Assets. The Advisor will also receive an asset management fee consisting of: (i) a monthly fee equal to one twelfth of 0.5% of the Company’s pro rata portion of the aggregate cost (before non cash reserves and depreciation) of the Second Traunch Assets and (ii) a monthly fee equal to 6.0% of the Company’s aggregate monthly net operating income derived from the Second Traunch Assets.

In addition, DCT Industrial Trust is eligible for potential profit participation upon the ultimate sale of the properties comprising the Second Traunch Assets.  DCT Industrial Trust will also manage the properties comprising the Second Traunch Assets, for which they will receive customary market-based asset management fees from the Advisor.

The Joint Venture was formed for the primary purpose of acquiring the Second Traunch Assets. The Company and DCT Industrial Trust have in the past and may also in the future pursue similar arrangements. Pursuant to the Joint Venture, the Company and DCT Industrial Trust were required to make initial equity capital contributions equal to 90.0% and 10.0%, respectively, of the total acquisition cost of the properties comprising the Second Traunch Assets. Additional capital contributions require the unanimous written approval of both parties as to the amount and timing thereof.

The Second Traunch Assets were acquired by a joint venture between a wholly-owned subsidiary of the Company and wholly owned subsidiaries of DCT Industrial Trust.  DCT Industrial Trust was the seller for Old Silver Spring and Marine Drive.  Hanson Way was acquired by the Joint Venture from various unrelated third parties related to Argus Realty Investors, L.P. and Pencader was acquired by the Joint Venture from Mid-Atlantic Industrial LLC. The total cost of this acquisition may increase by additional costs which have not yet been finally determined. Any additional costs are not expected to be material.

Property	Year Built	Total Appoximate Acquisition Cost (1)	Net Rentable Area (Square Feet)	Occupancy	Major Tenant (2)
Old Silver Spring	2001	$5,953,000	104,000	100%	List Industries, Store Supply Warehouse, St. Thomas Creations
Marine Drive	1994	19,155,000	472,000	100%	West Marine Inc.
Hanson Way	2002	24,961,000	396,000	100%	SC Johnson & Sons
Pencader	1989	8,057,000	129,000	100%	Aero, Continental Trophies
Total		$58,126,000	1,101,000

(1)          Total Approximate Acquisition Cost includes a purchase price of approximately $57.8 million plus additional due diligence and other closing costs.  This cost does not include an acquisition fee in the amount of approximately $1.0 million that the Company paid to the Advisor upon closing (pursuant to terms of an advisory agreement described in the Company’s prospectus).

(2)          Major Tenants are defined to be tenants that occupied, at the time of closing, more than 10% of each property’s respective net rentable area.

Item 9.01         Financial Statements and Exhibits

To be filed by amendment. Pursuant to Item 9.01 of Form 8-K, the registrant hereby undertakes to file financial statements filed in response to this item on an amendment to the Current Report on Form 8-K within 75 days from the date of acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dividend Capital Total Realty Trust Inc.
(Registrant)

Date: December 11, 2006	By:	/s/ JOHN E. BIALLAS
	Name:	John E. Biallas
	Title:	Chief Operating Officer